Exhibit Relating to Item 77(c) of Form N-SAR for
BlackRock Municipal Target Term Trust Inc.
for the fiscal year ended December 31, 2001

?	The Annual Meeting of the Trusts shareholders was held on May 24,
2001.  At such meeting the shareholders re-elected two Directors.
Pursuant to Instruction 2 to this Sub-Item, the names of the Directors who were re-elected have not been included in this attachment.